EXHIBIT 10.4

Gerflo Agreement

Letter of Agreement
To Serve as Agency of Record

This agreement made as of September 15, 2011 between Statewide Life and Health Insurance Agency, LLC, hereinafter, called the Client and Gerflo Asset Holdings, a Florida corporation, with its principal office in Boca Raton, FL, hereinafter called the agency.

WHEREAS, the Client is desirous of engaging the services of the Agency to represent certain of the Client's interests.

It is agreed as follows:

1.

Appointment and Authorization of Agency

The Agency is hereby retained and appointed to represent the Client in carrying out a marketing and advertising program, subject to the terms and conditions of this Agreement.

2.

Agency Services

The Agency shall perform any or all of the following services to the extent necessary to carry out the terms of this Agreement:

A.

Study and analyze the Client's markets, business, products and services.

B.

Develop appropriate marketing, advertising and communications plans and programs designed to meet the Client's needs and budgetary limitations.

C.

Counsel the Client on its overall marketing and communications program.

D.

As necessary, determine and analyze the effect of the advertising used.

E.

Develop and implement promotional programs as requested.

F.

Analyze all advertising media and select those most suitable for use by the Client.

G.

Make all contracts with advertising media for space or time and with others to effectuate the advertising program and obtain the most favorable terms and rates available. The Agency will use its best efforts to secure the most favorable advertising rates and placements for the Client. The Agency will use its best efforts to prevent any loss to the Client resulting from the failure of proper performance by any third party with which advertising is placed, but the Agency will not be liable to the Client for any such failure.

H.

Issue and monitor all contracts between Agency and the various media for proper performance in the best interests of the Client, including the appearance, accuracy, date, time, position, size, extent, site, workmanship, and mechanical reproduction, as appropriate to the advertisement used.

I.

When authorized by the Client, the Agency will negotiate, arrange, and contract with third parties for any special talent required and for all research services, photography, special effects and for printing, including technical material for use in the marketing program. Client shall not be liable to such third parties.

J.

Make timely payment to all persons or firms supplying goods or services in connection with the marketing program.

K.

Advise and bill the Client for all remittances made by the Agency for the Client's account with the Agency, and maintain complete and accurate books and records in this regard.

L.

Cooperate with the Client and the Client's other representatives with regard to achieving the best possible tax advantages to the Client with respect to marketing and advertising expenditures,

3.

Prior Approval of Client

The Agency shall not provide any services without first obtaining verbal or written approval from the Client's designated marketing manager or any other person or persons duly designated by the Client. When requested, the Agency shall submit written proposals to the Client, containing full descriptions of the proposed project or advertisements and estimates of all costs to the Agency of the obligations or services involved, including media costs, cost of preparation; cost of production, and any additional costs, such as travel, mailing, postage, and similar items. The Agency shall not be responsible for missed deadlines, closing dates, or insertions caused by the delay of the Client in approving the advertising to be used in connection therewith.

4.

Marketing and Advertising Costs and Expenditures

A.

The Client shall reimburse the Agency for all costs incurred and expenditures made for approved marketing activity and advertising, except as specifically provided and, in addition the Client shall compensate the Agency as provided in Paragraph 5. For purposes of this provision, costs incurred include standard per diem rates charged by the Agency for research, account management, market planning, for artists engaged in the preparation of finished artwork and for copywriters who perform copy preparation for the client.

B.

The Client shall pay the Agency for its direct costs of mailing, packaging, shipping, taxes and duties; faxes and telephone calls incurred by the Agency in connection with the performances of this agreement.

C.

The Client shall pay all of the Agency's out-of-pocket costs for any necessary out-of-town traveling done on behalf of the Client.

D.

In the event media or other charges increase or decline after the Agency has submitted an estimate, the Client shall pay the Agency for such increase or be given a credit for such reduction, as the case may be. In the event the amount of space or time or other services actually used are less than those previously contracted for, the Client shall pay the Agency for any increased rate charged by the media due to loss of volume discount or because of higher scheduled rates In the event additional space or time or services are so used, thereby resulting in a lower rate, the Client shall make payments to the Agency at such lower rates.

E.

In the event the Client, after having approved any planned marketing, advertising or communications, cancels all or any part thereof, the Client shall pay Agency for all costs incurred before the date of cancellation and any unavoidable costs incurred thereafter, including any non-cancelable commitments for time, space, supplies or services.

5.

Agency's Compensation

A.

Services performed by the Agency under this Agreement shall be compensated according to the provisions established in Article 4, Paragraphs A, B, C, D and E.

B.

When purchasing advertising time or space on behalf of the Client, the Agency will retain any commissions customarily paid by media to recognized agencies. For placement of advertising in media that does not pay commissions, the Agency will charge a 17.65% placement fee.

6.

Billing and Payment

A.

The Agency shall bill the Client on the Agency's standard forms.

B.

The Client shall pay such Agency bills on a timely basis.

C.

The Agency shall make all payments to advertising media and other third parties entitled hereto by the terms of the Agreement.

D.

The Agency shall bill approved media costs at the first of each month in which the placement will appear.

E.

The Agency shall bill interest on invoices over 30 days old at 1.5% per month.

F.

Projects in excess of $10,000 may require a 50% deposit at the beginning of the project. The deposit amount will be based on estimates with the final payment adjusted to reflect actual charges.

7.

Duration and Termination

A.

This Agreement shall become effective on 15 September 2011 and shall continue in force for a period of 12 months unless sooner terminated as provided herein, and shall be renewed automatically from year to year unless terminated pursuant to Paragraph 7D.

B.

The Agency shall keep confidential any information concerning Client's business and operation that becomes known to Agency by reason of the performance of its services under this Agreement.

C.

During the term of this Agreement, Agency shall not serve as an agent in connection with any service directly competitive with the services for which Agency is representing Client, without first obtaining Client's written consent.

D.

Either party may terminate this Agreement without cause by giving the other party written notice at least 90 days prior to the effective date a termination. Upon receipt of notice of termination, the Agency shall not commence work on any new projects or advertisements previously approved by the Client. All other rights and duties of the parties shall continue during such notice period and the Client shall be responsible to the Agency for the payment of any contract obligation incurred by Agency with third parties during this period.

In the event the Client or Agency desires to terminate all work in progress commenced before receipt of notice of termination, it may be so agreed upon by the parties’ mutual consent and the determination of the compensation to be received by the Agency for partially completed work.

E.

Upon termination of this Agreement the Agency shall offer at no additional cost to assign to the Client all of its rights in contracts, agreements, arrangements or other transactions made with third parties for the Client's account with Agency, effective on the date of termination or on such other date as may be agreed upon by the parties; and the Client to the extent it accepts assignments shall assume all obligations and hold the Agency harmless from all liability thereunder. In the event any such contract is non assignable and consent to assignment is refused, or the Agency cannot obtain a release from its obligations, Client and Agency shall meet their respective obligations as though this Agreement had not been terminated.

F.

Upon termination of this Agreement, the Agency shall bill the Client for all amounts not previously billed and due the Agency at that time. The Agency shall be entitled to payment for services and commissions for advertisements commenced and approved for placement by the Client prior to receipt of such notices or, with the express written consent of the Client, prior to the effective date of termination.

8.

Disposition of Property and Materials

All plans, preliminary outlines, sketches, copy and all other property and materials which are produced under this Agreement shall be the property of the Client as soon as full payment has been made. Upon termination of this Agreement, all such property and materials shall be the property of the Agency unless the Client has previously paid therefor in accordance with the terms of this Agreement, even though the Client or another party has physical possession thereof.

9.

Reporting Responsibilities of the Agency

All activity relating to the Client will be coordinated through the Chief Executive Officer or his designated coordinators.

10.

Written Amendment

Any amendments to this contract must be added, in writing, and approved by both parties as part of the total contractual agreement.

Executed as of the date first above written.

ATTEST:
	BY:	Thomas Dongilla, Secretary
Statewide Life and Health Insurance Agency
1489 W. Palmetto Park Rd, Suite 467
Boca Raton, FL 33486
Office: 561-756-8680 – Fax: 561-756-8667

ATTEST:

	BY:	J. Franklin Bradley
President/Chief Executive Officer
Gerflo Asset Holdings
1489 W. Palmetto Park Rd Suite 418
Boca Raton, FL 33486
Office: 347.201.4753 Fax: 954.374:7271